AMENDMENT TO FUND PARTICIPATION AGREEMENTS

     THIS AMENDMENT (the "Amendment") is made as of this 1st day of January, 2002, by and among, Great-West Life & Annuity Insurance Company ("GWL&A"), Dreyfus Growth and Value Funds, Inc. Dreyfus Life and Annuity Index Fund, Inc. d/b/a Dreyfus Stock Index Fund, Inc. and Dreyfus Variable Investment Fund (collectively, the "Funds").


                                    RECITALS

 WHEREAS, GWL&A and the Funds are parties to certain agreements, as amended from time to time (the "Agreements"), listed on Schedule A attached hereto, pursuant to which (i) shares of the Fund, an open-end management investment company registered under the Investment Company Act of 1940, as amended from time to time (the "1940 Act"), are made available to act as an investment vehicle for separate accounts established for variable life insurance policies and/or variable annuity contracts to be offered by insurance companies (the "Accounts"), and/or (ii) certain other aspects of the relationship between the parties hereto are addressed; and

 WHEREAS, the parties hereto desire to ratify and reconfirm certain of the provisions of the Agreements listed on Schedule A hereto; and

 WHEREAS, the parties hereto wish to amend certain provisions of the Agreements listed on Schedule A hereto; and

 WHEREAS, purchase, redemption and exchange orders are transmitted on behalf of GWL&A, the Accounts and the Contractowners (including beneficial owners thereof) by its affiliate broker-dealer, BenefitsCorp Equities, Inc. ("BCE"); and

 WHEREAS, certain recordkeeping and other administrative services for GWL&A, the Accounts and the Contractowners (including beneficial owners thereof) are provided by BCE (or its affiliate); and

WHEREAS, BCE and Dreyfus Service Corporation (the "Distributor") have entered into the NSCC Fund/Serv Networking and Trading Agreement dated July 26th, 1999, as amended from time to time (the "Trading Agreement"); and

 WHEREAS, BCE and the Distributor have entered into the Service Agreement dated July 26th, 1999, as amended from time to time, and GWL&A and The Dreyfus Corporation have entered into the Agreement dated December 21st, 1998, as amended from time to time (collectively, the "Service Agreements"); and

 NOW, THEREFORE, in consideration of the mutual promises contained herein, the parties agree as follows, effective as of the date first written above:

1. Purchase, redemption and exchange orders, in addition to the pricing and correction thereof, of Fund shares by the Accounts on behalf of Contractowners (including beneficial owners thereof) in accordance with the Agreements shall be governed by and subject to the terms of the Trading Agreement, as amended from time to time.

2. The Funds shall cause to be paid to GWL&A (or BCE) such fees in connection with the investment of Contractowners (on behalf of themselves or beneficial owners) and the Accounts contemplated herein in accordance with the terms of the Service Agreements, as amended from time to time.

3. Except as may otherwise be permitted for cause as specifically provided in the applicable Agreement, the parties hereto agree that any of the Agreements shall only be subject to termination upon 180 days' prior written notice by any party.

4. The parties hereto acknowledge that any nonpublic personal information (as defined by applicable law or regulation promulgated under Title V of the Gramm-Leach-Bliley Act of 1999 (the "Act")) of contract owners (including beneficial owners) invested in the Accounts will be disclosed or utilized solely to carry out the terms of the applicable Agreements or pursuant to an exception contained in any applicable law or regulation promulgated under the Act. Without limiting the foregoing, no party hereto shall disclose any information that another party has designated as proprietary.

5. To the extent any subject matter addressed in any or all of the Agreements listed on Schedule A hereto conflict with any subject addressed in this Amendment, the terms of this Amendment shall control. All other provisions of the Agreements listed on Schedule A hereto shall remain in full force and effect, and any provisions providing for the indemnification of the parties under the Agreements shall apply to the provisions of this Amendment, including any breach thereof, to the extent not inconsistent with the terms of this Amendment. Further, the terms of this Amendment (and to the extent not superseded hereby, the applicable Agreements) shall also apply to any and all portfolios or series of the Fund(s) that are open and available to new investors on or after the effective date first written above (regardless of whether they are specifically referenced in the Agreements), except as may otherwise be specifically provided on Schedule A hereto.

6. If any provision or portion of this Amendment shall be determined to be invalid or unenforceable for any reason, the remaining provisions and portions of this Amendment shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

7. None of the parties hereto shall be liable to the other for any and all losses, damages. costs, charges, counsel fees, payments, expenses or liability due to any failure, delay or interruption in performing its obligations under this Amendment or the Agreements, and without the fault or negligence of such party, due to causes or conditions beyond its control including, without limitation, labor disputes, strikes (whether legal or illegal), lock outs (whether legal or illegal), civil commotion, riots, war and war-like operations including acts of terrorism, embargoes, epidemics, invasion, rebellion, hostilities, insurrections, explosions, floods, unusually severe weather conditions, earthquakes, military power, sabotage, governmental regulations or controls, failure of power, fire or other casualty, accidents, national or local emergencies, boycotts, picketing, slow-downs, work stoppages, acts of God or natural disasters.


IN WITNESS WHEREOF, the undersigned duly authorized officers have executed this Amendment in their capacities as such as of the date first written above.



GREAT-WEST LIFE & ANNUITY INSURANCE COMPANY
By:    /s/ Al Cunningham
Name:  Al Cunningham
Title: Assistant  Vice President


DREYFUS GROWTH AND VALUE FUNDS, INC.
By:    /s/ Steven F. Newman
Name:  Steven F. Newman
Title: Assistant Secretary


DREYFUS LIFE AND ANNUITY INDEX FUND, INC.
(d/b/a DREYFUS STOCK INDEX FUND, INC.)
By:
Name:
Title:


DREYFUS VARIABLE INVESTMENT FUND
By:
Name:
Title:

                                   SCHEDULE A

                                   AGREEMENTS


 Fund Participation Agreement dated December 31, 1998
 Amendment to December 31,1998 Fund Participation Agreement dated March 15, 1999 Fund Participation Agreement dated July 26, 1999

                                      FUNDS
Fund Name                                                    Share Class

 Dreyfus Variable Investment Fund
   Growth and Income Portfolio                      Initial and Service Shares
   Appreciation Portfolio                           Initial and Service Shares
   Developing Leaders Portfolio                     Initial and Service Shares
   Special Value Portfolio                          Service Shares
   Small Company Stock Portfolio                    Service Shares
   Quality Bond Portfolio                           Service Shares
   Money Market Portfolio                           Initial Shares
   Limited Term High Income Portfolio               Service Shares
   International Value Portfolio                    Service Shares
   International Equity Portfolio                   Service Shares
   Disciplined Stock Portfolio                      Service Shares
   Balanced Portfolio                               Service Shares

Dreyfus Stock Index Fund                            Initial Shares

Dreyfus Growth and Value Funds, Inc.





                                   SCHEDULE B

                             NON-COMPETE PROVISIONS


 GWL&A intends to offer Funds, as applicable, access to its, or its affiliates' or its parent company's (each, a "Company," collectively, the "Companies") current and prospective customers (hereinafter "Customers") so that Customers will have the option of purchasing the Designated Portfolio shares of the Fund. The Funds, as applicable, desire to make the Designated Portfolio(s) available to Customers, yet acknowledges that under certain circumstances, the ability of Funds to solicit business from Customers should be subject to special limitations in exchange for the increased ability to offer its product through a Company's introduction. An introduction will consist of a Company's inclusion of the Designated Portfolio(s) in the Retirement Plan Product offered to a Customer for that Customer's consideration.

1. In the scenario where any one of the Companies introduces a Fund in any manner to a Customer which ultimately purchases a Retirement Plan Product from one of the Companies, and one of the Companies includes the Designated Portfolio(s) in the products offered to that Customer, the Funds agree not to utilize any confidential information (which shall include, but not be limited to, all facts, circumstances, information, data, plans, projects and technical or commercial knowledge gained in relation to a Company, or received from a Company, including, but not limited to, information regarding customers (such as retirement plans and plan participants), employees, suppliers servicing methods, programs, fees, strategies and related information) received in connection with offering its product to Customer in any solicitation of Retirement Plan Product Business from that Customer. Further, the Funds will not attempt to contact Customers (which have been identified by a Company to the Funds as being subject to this provision) regularly nor attempt to sell shares of a designated portfolio directly to such Customers on a stand alone basis while the Designated Portfolio(s) are included in a Company's arrangement with the Customer. The terms of the foregoing sentence shall only apply to sales or communications made by the Funds, The Dreyfus Corporation, or Dreyfus Service Corporation. For purposes of this Amendment "Retirement Plan Product" includes, but is not limited to, group or individual annuity contracts, QIC's, separate accounts and wrapped or unwrapped mutual funds whether sold separately or in conjunction-with each other.

2. In the scenario where any one of the Companies introduces a Fund in any manner to a Customer which ultimately purchases a Retirement Plan Product from a Company and the Customer does not select the Fund, the Funds may directly communicate with Customer about Retirement Plan Product business and may sell product directly to Customer provided it does not utilize the confidential information referred to above.

3. In the scenario where any one of the Companies introduces a Fund in any manner to a Customer which does not purchase a Retirement Plan Product from a Company, the Funds are not subject to any prohibitions regarding sales to and communications with that Customer. Likewise, there are no prohibitions where none of the Companies provides an introduction.

A Company may decide in its discretion when it desires to provide an introduction to one of its Customers. A Company has no obligation to provide introductions to its Customers.